UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): February 6, 2006 (February 3, 2006)
INX Inc.
(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	1-31949 Commission file number	76-0515249 (I.R.S. Employer Identification No.)
6401 Southwest Freeway
Houston, Texas 77074
(Address of Registrant’s principal executive offices)
(713) 795-2000
(Registrant’s telephone number, including area code)
(Not Applicable)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Under an Asset Purchase Agreement dated February 3, 2006 (the “Agreement”), INX Inc. (the “Company”) purchased the assets and operations of Datatran Network Systems (“DNS”). DNS is a specialized provider of network solutions serving the southern California market, currently generating annual revenues of approximately $10 million. DNS designs, implements and supports solutions based on Cisco Systems technologies with a primary focus on IP Telephony. The Company completed the acquisition simultaneously with the execution of the Asset Purchase Agreement. Neither DNS nor any Shareholder has any prior affiliation with the Company. The Asset Purchase Agreement contains customary representations and warranties and requires DNS and the Shareholders to indemnify the Company for certain liabilities arising under the Asset Purchase Agreement, subject to certain limitations and conditions.
The consideration paid at closing pursuant to the Asset Purchase Agreement was (a) $1,000,000 in cash, including $100,000 placed in escrow under holdback provisions defined in the Asset Purchase Agreement and (b) 71,003 shares of the Company’s Common Stock, $0.001 par value (the “Common Stock”), which amount of shares was determined by dividing $500,000 by the average closing price per share for the Common Stock as reported by AMEX for the five consecutive trading days ending prior to February 1, 2006.
Additional consideration is payable based on the DMS branch office revenue during the twelve-month period ending February 28, 2007. If the revenue for that period (i) equals or exceeds $9,000,000 but is less than $9,250,000, then the amount of the additional purchase consideration shall be $125,000, (ii) equals or exceeds $9,250,000 but is less than $9,500,000, then the amount of the additional purchase consideration shall be $250,000, (iii ) equals or exceeds $9,500,000 but is less than $10,000,000, then the amount of the additional purchase consideration shall be $375,000, (iv) equals or exceeds $10,000,000 then the amount of the additional purchase consideration shall be $500,000 or (v) is less than $9,000,000, then the amount of the additional purchase consideration shall be zero. At the Company’s option, 50% of such additional purchase price may be paid in the form of Common Stock.
The Asset Purchase Agreement is filed as an exhibit hereto and is incorporated by reference. The descriptions of the Asset Purchase Agreement set forth above do not purport to be complete and are qualified in their entirety by reference to the provisions of such agreement.
Item 2.01 Completion of Acquisition or Disposition of Assets
The information required by this item is contained in Item 1.01 above and is incorporated herein by reference.
Item 3.02 Unregistered Sales of Securities
Pursuant to Item 3.02 of Form 8-K, the Company is required to file a Current Report on Form 8-K to report particular information related to sales of unregistered shares of its Common Stock, if the aggregate number of such shares of Common Stock sold since the filing of the Company’s last Current Report on Form 8-K or the Company’s last periodic report, whichever is more recent, is equal to or greater than 1% of its outstanding shares of Common Stock.
The information disclosed under Item 1.01 of this Current Report on Form 8-K with respect to the Company’s unregistered sale of 71,003 shares of Common Stock and the additional issuances of Common Stock to be made pursuant to the Asset Purchase Agreement is incorporated into this Item 3.02 in its entirety. The Company is relying on the exemptions from registration provided pursuant to Section 4(2) of the Securities Act and Regulation D promulgated thereunder.

Item 7.01 Regulation FD Disclosure.
On February 6, 2006, the registrant issued a press release announcing the asset purchase. The press release is furnished as Exhibit 99.1 to this Current Report and is hereby incorporated by reference in this Item 7.01. Such information is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any other filing under the Securities Act of 1933, as amended.
Item 9.01 Financial Statements and Exhibits
(c) Exhibits

Exhibit
Number	Description
1.1	Asset Purchase Agreement by and among INX Inc., Datatran Network Systems and Mel Sarowitz dated February 3, 2006

99.1	Press Release issued February 6, 2006
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

I-SECTOR CORPORATION

Date: February 6, 2006	By:	/s/ Brian Fontana

Brian Fontana
Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description
1.1	Asset Purchase Agreement by and among INX Inc., Datatran Network Systems and Mel Sarowitz dated February 3, 2006

99.1	Press Release issued February 6, 2006